Exhibit 3-a
                         CERTIFICATE OF DESIGNATION
                       FOR NEVADA PROFIT CORPORATIONS
                          (Pursuant to NRS 78.1955)

1. Name of corporation:  Leisure Direct , Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following classes or series of stock:

SERIES A CONVERTIBLE PREFERRED STOCK ($.001 PAR VALUE).

Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Convertible Preferred Stock" and the number of shares constituting such series shall be 974,156. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Convertible Preferred Stock.

Section 2.  Dividends and Distributions.

        (A) Ordinary Dividends. In the event the Corporation declares a dividend payable to holders of any class of stock, the holder of each share of Series A Convertible Preferred Stock shall be entitled to receive a dividend equal in amount and kind to that payable to the holder of the number of shares of the Corporation's Common Stock into which that holder's Series A Convertible Preferred Stock could be converted on the record date for the dividend.

        (B) Liquidation. Upon the liquidation, dissolution and winding up of the Corporation, the holders of the Series A Convertible Preferred Stock shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, before any amount shall be paid to the holders of common stock, the sum of One Cent ($0.01) per share, after which the holders of Series A Convertible Preferred Stock shall share in the distribution with the holders of the Common Stock on a pari passu basis, except that in determining the appropriate distribution of available cash among the shareholders, each share of Series A Convertible Preferred Stock shall be deemed to have been converted into the number of shares of the Corporation's Common Stock into which that holder's Series A Convertible Preferred Stock could be converted on the record date for the distribution.

Section 3. Voting Rights. The holders of shares of Series A Convertible Preferred Stock shall have the following voting rights: Each share of Series A Convertible Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation (or the number of votes as shall be equal to the aggregate number of shares of Common Stock into which such holder's shares of Series A Convertible Preferred Stock are convertible, multiplied by the Adjustment Number (as defined in Section 8A hereof), whichever is higher).

Section 4. Reacquired Shares. Any shares of Series A Convertible Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 5. No Redemption. The shares of Series A Convertible Preferred Stock shall not be redeemable.

Section 6. Voting on Amendment. The Articles of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Convertible Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least seventy-five percent of the outstanding shares of Series A Convertible Preferred Stock, voting together as a single class.

Section 7. No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holder of the Series A Convertible Preferred Stock against impairment.

Section 8. Conversion. The holders of the Series A Convertible Preferred Stock shall have the following rights with respect to the conversion of the Series A Convertible Preferred Stock into shares of Common Stock (the "Conversion Rights"):

            (A) Conversion. Subject to and in compliance with the provisions of this Section 8, any shares of Series A Convertible Preferred Stock may, at any time, at the option of the holder, be converted into fully paid and nonassessable shares of Common Stock (a "Conversion"). The number of shares of Common Stock to which a holder of Series A Convertible Preferred Stock shall be entitled upon a Conversion shall be the product obtained by multiplying the number of shares of Series A Convertible Preferred Stock being converted by ten (10) ("Adjustment Number").

            (B) Dividend Payable in Shares of Stock. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, then the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

            (C) Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, reorganization, or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Convertible Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the product of the Adjustment Number times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

            (D) Adjustment for Reclassification, Exchange and Substitution. At any time or times the Common Stock issuable upon the conversion of the Series
A Convertible Preferred Stock is changed into the same or a different number of shares of any class or classes of the Corporation's stock, whether by recapitalization, combination, consolidation, reclassification or otherwise, in any such event each holder of Series A Convertible Preferred
Stock shall have the right, but not the obligation, thereafter to convert such Preferred Stock into the maximum number of the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by the holders of shares of Common Stock into which such shares of Series A Convertible Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change. If the holder does not opt to convert the Preferred Stock into such recapitalized or reclassified shares, then upon Conversion the holder of Preferred Stock shall receive the same number and kind of shares of Common
Stock as the holder would have received if the recapitalization or reclassification had not happened.

            (E) Mechanics of the Conversion. Upon a Conversion, the holder of Series A Convertible Preferred Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation, together with a completed Notice of Conversion in the Form of Exhibit A. Thereupon, the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. The Conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Convertible Preferred Stock to be converted. The person entitled to receive the shares of Common Stock issuable upon a Conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

            (F) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Convertible Preferred Stock , such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Convertible Preferred Stock . If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

Section 9. Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any sale of the Corporation, capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Convertible Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such sale of the Corporation, reorganization, reclassification, recapitalization, dissolution, liquidation or winding up is expected to become effective, and
(C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such sale of the Corporation, reorganization, reclassification, recapitalization, dissolution, liquidation or winding up.

Section 10. Notices. Any notice required by the provisions of this Certificate of Designation shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified,
(ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) three (3) days after having been sent by regular mail, postage prepaid, or (iv) one
(1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.




                                                             Exhibit A
                          NOTICE OF CONVERSION

Reference is made to the Certificate of Designation of SERIES A CONVERTIBLE PREFERRED STOCK dated December 28, 2005 (the "Certificate of Designation"), of LEISURE DIRECT, INC., a Nevada corporation (the "Corporation"). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.001 per share (the "Preferred Shares") indicated below into shares of Common Stock, par value $0.001 per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the Preferred Shares specified below as of the date specified below.

Date of Conversion:________________________________

Number of Preferred Shares to be converted:_________________________________

Please confirm the following information:

Number of shares of Common Stock to be issued:_____________________________

Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:__________________________________

Address:__________________________________

	__________________________________

Facsimile Number:__________________________________

Authorization:__________________________________

By: ___________________________

Title: ___________________________

3.  Effective Date of filing (optional):

4.  Officer Signature:  /s/ John R. Ayling

IMPORTANT: Failure to include any of the above information and submit proper fees may cause this filing to be rejected.